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                                                                    EXHIBIT 99.1

                    PLUMAS BANCORP REPORTS INCREASED EARNINGS

QUINCY, California, July 21, 2004 - Plumas Bancorp (OTC Bulletin Board: PLBC), a bank holding company and parent of Plumas Bank, today announced that quarterly earnings were $850,000 for the second quarter of 2004, an increase of 6.3% over the same period in 2003. Assets as of June 30, 2004 topped $404 million, up $78 million, or 24% from the $326 million at the end of June, 2003.

Year-to-date net income reached $1,576,000, an increase of 4.0% over the $1,516,000 figure for the first six months of 2003. Shareholders' equity as of June 30, 2004 was $25,492,000, up $818,000, or 3.3%, from $24,674,000 at the end of the second quarter of 2003. Basic earnings per share for the second quarter of 2004 was $.26 as compared to $.25 for the same quarter of 2003, while diluted earnings per share for the same period was $.25 as compared to $.24 for the same quarter of 2003. Earnings per share for the first six months of the year were $.48 (basic) and $.47 (diluted) up from $.47 and $.46 respectively, over the same period in 2003. Operating revenues (net interest income and non-interest income) for second quarter 2004 were $5.4 million, up from $4.8 million for second quarter 2003, an increase of 12.5%. Year-to-date operating revenues reached $10.4 million, a 12.5% increase from the $9.3 million over the same six-month period last year.

"Growth in non-interest income, largely the result of our new overdraft privilege program and the sale of excess bank real estate, as well as the expansion of our investment portfolio were important contributors to increased company profitability this quarter," stated William E. Elliott, president and chief executive officer of both Plumas Bancorp and Plumas Bank. "Due to recent loan growth and the rising rate environment," he continued, "we expect earnings to accelerate through the remainder of the year."

Total loans over the past year grew $15,676,000, or 7.4%, from $212,083,000 at the end of the second quarter of 2003 to $227,759,000 currently.

Total deposits at the end of June 2004, were $369,629,000, an increase of 26.4% over the $292,540,000 at the end of the second quarter last year. Both deposit and asset growth were impacted by the acquisition of $45.5 million in deposits in connection with the purchase of banking offices in late 2003.

Headquartered in Quincy, California since 1980, Plumas Bank, a subsidiary of Plumas Bancorp, maintains twelve full-service community banking offices serving the financial needs of local families and businesses in Plumas, Sierra, Lassen, Modoc, Shasta, Nevada, and Placer Counties. The Bank provides traditional deposit, lending, mortgage and commercial bank products and services to business and retail customers between Lake Tahoe and the Oregon border. Plumas Bank also specializes in providing banking services to the local agribusiness community as well as certain stock brokerage and insurance services.

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This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.